                                                                     EXHIBIT 12


GTE Florida Incorporated and Subsidiaries
STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)



                                            Six Months Ended   Six Months Ended
                                             June 30, 1998     June 30, 1998(a)
                                            ----------------   ----------------
Net earnings available for fixed charges:
  Income before extraordinary charge        $         79,170   $         79,170
  Add - Income taxes                                  48,559             48,559
      - Fixed charges                                 94,794             40,214
                                            ----------------   ----------------
Adjusted earnings                           $        222,523   $        167,943
                                            ================   ================

Fixed charges:
  Interest expense                          $         88,821   $         34,241
  Portion of rent expense
      representing interest                            5,973              5,973
                                            ----------------   ----------------
Adjusted fixed charges                      $         94,794   $         40,214
                                            ================   ================

RATIO OF EARNINGS TO FIXED CHARGES                      2.35               4.18


(a) Excludes $54.6 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries. This interest is approximately equal to the interest income received by the Company on affiliate notes between GTE Funding and such domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries.